Exhibit 99.1

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

(Unaudited)

	September 30,		December 31, 2003
	2004	2003
	(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$8,290	$44,122	$11,413
Accounts receivable, net of reserves of $6,699 and $3,926 at September 30, 2004 and 2003, respectively, and $2,753 at December 31, 2003	107,493	56,464	29,890
Inventories	160,003	67,570	96,795
Prepaid expenses and other current assets	19,885	10,058	15,141

Total current assets	295,671	178,214	153,239

Property, plant and equipment, net	99,365	34,360	37,153
Deferred tax asset	78,495	86,266	186,562
Goodwill	247,446	6,176	6,221
Intangible assets, net	310,898	88,342	86,872
Other assets, net	22,839	10,243	9,897

Total assets	$1,054,714	$403,601	$479,944

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$6,678	$1,341	$1,349
Accounts payable	41,653	15,861	29,774
Accrued expenses	67,195	59,454	39,574

Total current liabilities	115,526	76,656	70,697

Long-term debt, net of current maturities	862,445	388,096	387,657
Capital lease obligations, net of current maturities	3,222	3,333	3,191
Other liabilities	5,290	3,199	3,256

Total liabilities	986,483	471,284	464,801

Commitments and contingencies (see Notes 10 and 11)

Stockholders’ equity (deficit):
Preferred stock (no shares of $0.01 par value Class A issued and outstanding at September 30, 2004, 40,000 authorized; 37,600 shares issued and outstanding at September 30, 2003 and December 31, 2003, 40,000 authorized)	—	—	—
Common stock (Class A and Class B shares authorized, issued and outstanding were each 51.5 million, 39.0 million and 36.0 million, respectively, as of September 30, 2004; 43.6 million, 33.2 million and 33.2 million, respectively, as of September 30, 2003 and December 31, 2003)	782	665	665
Treasury stock (3.1 million shares each of $0.01 par value Class A and Class B, at cost at September 30, 2004; 9,569 shares of each, at cost at September 30, 2003 and December 31, 2003)	(24,469)	(96)	(96)
Warrants and options	11,745	11,745	11,745
Additional paid-in capital	241,034	210,806	210,908
Accumulated deficit	(161,321)	(261,633)	(179,738)
Common stock subscription receivable	—	(23,363)	(22,534)
Common stock repurchase option	—	(2,636)	(2,636)
Common stock held in grantor trusts	(3,326)	(2,847)	(2,847)
Loans to executive officer	(215)	(324)	(324)
Accumulated other comprehensive income	4,001	—	—

Total stockholders’ equity (deficit)	68,231	(67,683)	15,143

Total liabilities and stockholders’ equity (deficit)	$1,054,714	$403,601	$479,944

See accompanying notes to consolidated financial statements.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
				(As Restated)
CONSOLIDATED STATEMENTS OF OPERATIONS:

Net sales	$171,040	$104,019	$593,578	$488,834
Operating costs and expenses:
Cost of goods sold	123,511	64,750	392,776	297,302
Selling, general and administrative expenses	48,387	32,195	138,152	111,499

Total operating costs and expenses	171,898	96,945	530,928	408,801

Operating income (loss)	(858)	7,074	62,650	80,033
Interest expense	12,799	9,173	34,328	29,147
Interest income	16	568	388	1,522

Income (loss) before income taxes	(13,641)	(1,531)	28,710	52,408
Provision for income taxes	(5,184)	(698)	7,447	20,827

Net income (loss)	(8,457)	(833)	21,263	31,581
Preferred stock dividends	—	1,952	2,781	5,622

Net income (loss) available to common stockholders	$(8,457)	$(2,785)	$18,482	$25,959

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME:

Net income (loss)	$(8,457)	$(833)	$21,263	$31,581
Other comprehensive income:
Gain (loss) on derivative hedging instruments, net of tax of $17, $2, $17 and $300, respectively	(29)	3	(29)	489
Foreign currency translation gain (loss), net of tax of $1,859, $0, $2,470 and $0, respectively	3,028	—	4,030	—

Comprehensive income (loss)	$(5,458)	$(830)	$25,264	$32,070

See accompanying notes to consolidated financial statements.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
		(As Restated)
Cash flows from operating activities:
Net income	$21,263	$31,581
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	24,145	12,135
Amortization and write-off of deferred financing fees	4,168	4,747
Deferred income tax expense	7,448	18,875
Gain on sale of aircraft	(1,497)	—
Stock-based compensation for shares held in grantor trusts	479	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	18,569	(34,670)
Inventories	24,760	18,271
Prepaid expenses	6,455	1,280
Other assets	(392)	(1,622)
Accounts payable	(41,825)	(10,968)
Accrued expenses	21,687	8,086
Other operating activities, net	1,169	(703)

Net cash flows provided by operating activities	86,429	47,012

Cash flows from investing activities:
Purchases of property, plant and equipment	(12,036)	(6,724)
Payment for acquisition of the Nu-Gro Corporation	(146,698)	—
Payment for acquisition of United Pet Group	(371,534)	—
Proceeds from sale of aircraft	2,787	—
Proceeds from sale of WPC product lines	—	4,204

Net cash flows used in investing activities	(527,481)	(2,520)

Cash flows from financing activities:
Proceeds from issuance of senior subordinated notes	—	86,275
Proceeds from borrowings on new senior credit facility	635,000	—
Proceeds from issuance of common stock	70,000	84
Payments received for common stock subscription receivable	—	2,863
Payments received on loans to executive officer	109	80
Payment for repurchase of senior subordinated notes	(3,100)	—
Repayment of borrowings on term debt	(181,827)	(98,127)
Payments for capital lease obligations	(3,938)	(445)
Payments for debt issuance costs	(14,922)	(2,924)
Payments for repurchase of preferred stock and accrued dividends	(57,557)	—
Payment for Bayer transactions for treasury stock	(1,500)	—
Change in book cash overdraft	—	1,506

Net cash flows provided by (used in) financing activities	442,265	(10,688)

Effect of exchange rates on cash and cash equivalents	(4,336)	—
Net increase (decrease) in cash and cash equivalents	(3,123)	33,804
Cash and cash equivalents, beginning of period	11,413	10,318

Cash and cash equivalents, end of period	$8,290	$44,122

Noncash financing activities:
Debt assumed in Nu-Gro acquisition	$26,654	$—

Bayer transactions for treasury stock (see Note 12)	$22,873	$—

Execution of capital lease for aircraft	$3,525	$—

Preferred stock dividends accrued	$2,781	$5,622

Retirement of preferred stock	$37,665	$—

See accompanying notes to consolidated financial statements.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except where indicated)

(Unaudited)

Note 1—Description of Business and Basis of Presentation

Under its three operating divisions, which own and license a wide variety of brand names, United Industries Corporation (the Company) manufactures and markets broad product lines in the lawn and garden, household and the pet supplies industries. Its largest operating division, Spectrum Brands, is comprised of a number of leading lawn and garden care and household products, including dry, granular lawn fertilizers, lawn fertilizer combination and lawn control products, herbicides, water-soluble and controlled-release garden and indoor plant foods, plant care products, potting soils and other growing media products, grass seed and indoor and outdoor insecticide and insect repellent products. Spectrum Brands represents the Company’s largest business segment, referred to as U.S. Home & Garden, and its brands include, among others, Spectracide®, Garden Safe® and Real-Kill® in the controls category, Sta-Green®, Vigoro®, Schultz™ and Bandini® in the lawn and garden, fertilizer and growing media categories, and Hot Shot®, Cutter® and Repel® in the household category.

The Company’s Canadian operating division, The Nu-Gro Corporation (Nu-Gro), manufactures and markets a number of lawn and garden and household products similar to the U.S. Home & Garden products, which are sold primarily throughout Canada, and a variety of controlled-release nitrogen products and fertilizer technology, which are sold primarily throughout the United States, with some sales in Canada and other countries. Nu-Gro represents the Company’s smallest business segment, referred to as Canada, and its brands include, among others, Wilson®, So-Green®, Greenleaf® and Green Earth® in the lawn and garden categories, and IB Nitrogen®, Nitroform®, Nutralene®, S.C.U. ® and Organiform® in the fertilizer technology category.

The products of the Company’s U.S. Home & Garden and Canada segments are targeted toward consumers who want products and packaging that are comparable or superior to, and sold at lower prices than, premium-priced brands, while its opening price point brands are designed for cost-conscious consumers who want quality products. The home and garden products of both segments are marketed to mass merchandisers, home improvement centers, hardware, grocery and drug chains, nurseries and garden centers.

The Company’s pet supplies operating division, United Pet Group, Inc. (UPG), manufactures and markets a diverse portfolio of branded pet supplies. UPG represents the Company’s second largest business segment, referred to as Pet, and its brands include, among others, Marineland®, Perfecto®, Instant Ocean® and Regent® in the aquatics category and 8-in-1®, Nature’s Miracle®, Dingo®, Lazy Pet®, Wild Harvest® and One Earth® in the specialty pet category. UPG’s products are sold primarily in the United States through mass merchandisers, large chain pet retailers, smaller independent pet retailers, national and regional grocery chains and consumer catalogs and websites.

As described in more detail in Note 14, the basis of the Company’s segmentation has been modified since June 30, 2004 to accommodate the acquisitions of Nu-Gro and UPG (see Note 2).

The accompanying consolidated financial statements include the accounts and balances of the Company and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures typically included in the Company’s Annual Report on Form 10-K have been condensed or omitted for this report. As such, this report should be read in conjunction with the consolidated financial statements and accompanying notes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Certain amounts in the 2003 consolidated financial statements included herein have been reclassified to conform to the 2004 presentation.

The accompanying consolidated financial statements are unaudited. In the opinion of management, such financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. Interim results are not necessarily indicative of results for a full year. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates and assumptions.

Note 2—Acquisitions

United Pet Group, Inc.

On July 30, 2004, the Company and a wholly-owned subsidiary completed a merger of the subsidiary with and into UPG, a privately owned manufacturer and marketer of branded pet supplies. As a result of the merger, UPG and its subsidiaries became wholly-owned subsidiaries of the Company. The total purchase price included cash consideration of $371.5 million, including transaction costs of $5.0 million and the assumption of $113.3 million of outstanding debt and equity obligations, which were immediately repaid by the Company at closing. The transaction has been accounted for as an acquisition using the purchase method of accounting. Accordingly, the results of operations of UPG have been included in the Company’s results of operations from July 30, 2004, the date of acquisition. The Company financed the transaction with proceeds generated from amending and increasing its credit agreement by $250.0 million, including the addition of a $75.0 million second lien term loan (see Note 9), with $70.0 million of proceeds from the issuance of 5.8 million shares each of the Company’s Class A voting and Class B nonvoting common stock to affiliates of Thomas H. Lee Partners, the Company’s largest shareholder, Banc of America Securities LLC and certain UPG selling shareholders (see Note 12) and the remainder from cash balances. The acquisition was executed in an attempt to further diversify the Company’s product offerings, mitigate the effects of seasonality trends, decrease dependence on certain of its largest customers and expand the opportunity for future growth.

The purchase price was preliminarily allocated to assets acquired and liabilities assumed based on estimated fair values. The Company preliminarily allocated $172.5 million of the purchase price to intangible assets and $174.5 million to goodwill for consideration paid in excess of the fair value of net assets acquired, which is not deductible for tax purposes. The acquired intangible assets consist primarily of trade names, which are currently being amortized using the straight-line method over periods ranging from fifteen to forty years, and to customer relationships, which are currently being amortized using the straight-line method over periods ranging from five to ten years and other intangible assets, primarily patents, which are currently being amortized using the straight-line method over periods ranging from ten to fifteen years. Amortization expense for the two-month period ended September 30, 2004 was $1.6 million. In addition, the Company increased the value of inventory acquired from UPG by $6.0 million to reflect estimated fair value on the date of acquisition, which is currently being recorded as cost of goods sold commensurate with related subsequent sales activity during 2004. For the two months ended September 30, 2004, amortization expense of $4.0 million was recorded in cost of goods sold for this write-up of inventory to estimated fair value. The Company also increased the value of property, plant and equipment acquired from UPG by $2.0 million to reflect estimated fair value on the date of acquisition, which is currently being depreciated using the straight-line method over varying periods, the average of which is approximately 10 years.

The purchase price allocation is based on preliminary information, which is subject to adjustment upon obtaining the final report of the valuation of assets acquired and liabilities assumed by an independent third-party valuation firm. The Company is currently in the process of obtaining such report and expects the final purchase price allocation to be completed during the fourth quarter of 2004. The final purchase price allocation may differ significantly from the preliminary allocation provided herein and may change as the result of contingent payments based on the performance of a particular product line through December 31, 2005.

The following table summarizes the preliminary purchase price calculation and the preliminary estimated fair values of assets acquired and liabilities assumed as of July 30, 2004, the date of acquisition:

July 30, 2004
Purchase price:
Cash and liabilities assumed	$366,500
Transaction costs	5,034

Total purchase price	$371,534

Allocation of purchase price:
Assets:
Accounts receivable	$27,615
Inventories	46,901
Other current assets	9,789
Property, plant and equipment	24,902
Goodwill	174,529
Trade names	97,237
Customer relationships	47,500
Patents	27,800
Other assets	3,659
Liabilities:
Accounts payable	(11,637)
Accrued expenses	(19,101)
Deferred income taxes	(57,660)

Total purchase price	$371,534

The Nu-Gro Corporation

On April 30, 2004, the Company completed the acquisition of all of the outstanding common shares of Nu-Gro, a lawn and garden products company then incorporated under the laws of Ontario, Canada. As a result of the acquisition, Nu-Gro and its subsidiaries became wholly-owned subsidiaries of the Company. The total purchase price included cash consideration of $146.7 million, including $5.3 million of related acquisition costs and the assumption of $26.7 million of outstanding debt, which was immediately repaid by the Company at closing. The transaction was financed with proceeds from the Company’s New Senior Credit Facility (see Note 9). The acquisition was executed in an attempt to expand the Company’s reach throughout North America, broaden its product offerings and customer base, vertically integrate certain of its operations, including gaining access to advanced fertilizer technologies, and to achieve economies of scale and synergistic efficiencies.

The transaction was accounted for using the purchase method of accounting and, accordingly, the results of operations have been included in the consolidated financial statements from April 30, 2004, the date of acquisition. The purchase price was preliminarily allocated to assets acquired and liabilities assumed based on estimated fair values. The Company allocated $51.1 million of the purchase price to intangible and other assets and $46.7 million to goodwill for consideration paid in excess of the fair value of net assets acquired, based on valuations obtained from an independent third-party appraisal firm, which is not deductible for tax purposes. The acquired intangible assets consist primarily of trade names, which are currently being amortized using the straight-line method over periods ranging from fifteen to forty years, and to customer relationships, which are currently being amortized using the straight-line method over periods ranging from five to ten years. In addition, the Company increased the value of inventory acquired from Nu-Gro by $5.2 million to reflect estimated fair value on the date of acquisition, which was fully amortized in cost of goods sold commensurate with related subsequent sales activity during the second quarter of 2004.

The purchase price allocation is based on preliminary information, which is subject to adjustment upon obtaining the final report of the valuation of assets acquired and liabilities assumed by an independent third-party valuation firm. The Company is currently in the process of obtaining such report and expects the final purchase price allocation to be completed during the fourth quarter of 2004. The final purchase price allocation may differ significantly from the preliminary allocation provided herein.

The following table summarizes the preliminary purchase price calculation and the preliminary estimated fair values of assets acquired and liabilities assumed as of April 30, 2004, the date of acquisition:

April 30, 2004
Purchase price:
Cash and liabilities assumed	$141,402
Transaction costs	5,296

Total purchase price	$146,698

Allocation of purchase price:
Assets:
Accounts receivable	$53,617
Inventories	40,937
Other current assets	1,377
Property, plant and equipment	31,676
Goodwill	46,660
Trade names	28,900
Customer relationships	19,600
Other assets	2,639
Liabilities:
Accounts payable and accrued expenses	(31,714)
Short-term borrowings and current maturities of long-term debt	(20,951)
Long-term debt, net of current maturities	(5,703)
Deferred income taxes	(20,340)

Total purchase price	$146,698

With the acquisitions of Nu-Gro and UPG, the Company has become subject to foreign currency translation gains and losses, as UPG purchases certain inventory components using the Euro and the Canadian dollar is the functional currency of Nu-Gro’s Canadian subsidiaries. For translation of the Canadian subsidiaries’ financial statements, assets and liabilities are translated at the period-end exchange rate, while statement of operations accounts are translated at average exchange rates monthly. The resulting translation adjustments are recorded in accumulated other comprehensive income, a component of stockholders’ equity. Transaction gains or losses on intercompany balances with Nu-Gro that are designated as foreign currency transactions are recorded monthly in selling, general and administrative expenses in the consolidated statement of operations. Foreign currency transactions are recorded at the prevailing exchange rate on the transaction date.

ProForma Results of Operations

The following table presents the Company’s unaudited consolidated results of operations on a pro forma basis, as if the Nu-Gro and UPG acquisitions had occurred on January 1, 2004 and 2003, as applicable:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$191,171	$194,617	$803,140	$799,541
Net income (loss)	(3,056)	1,166	45,430	43,312

The unaudited pro forma consolidated financial information presented herein is not necessarily indicative of the consolidated results of operations or financial position that would have resulted had the acquisitions been completed at the beginning of or as of the periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined companies.

Note 3—Stock-Based Compensation

The Company accounts for stock options issued to employees in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and applies the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” Under APB No. 25 and related interpretations, compensation expense is recognized using the intrinsic value method for the difference between the exercise price of the options and the estimated fair value of the Company’s common stock on the date of grant.

SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the Company determined stock-based compensation expense using the fair value method. The following table presents net income, as reported, stock-based compensation expense that would have been recorded using the fair value method and pro forma net income that would have been reported had the fair value method been applied:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
				(As Restated)
Net income (loss), as reported	$(8,457)	$(833)	$21,263	$31,581
Stock-based compensation expense using the fair value method, net of tax	351	368	818	1,088

Pro forma net income (loss)	$(8,808)	$(1,201)	$20,445	$30,493

Note 4—Inventories

Inventories consist of the following:

	September 30,		December 31, 2003
	2004	2003
Raw materials, components and packaging	$64,032	$24,607	$34,619
Finished goods	104,816	48,883	67,794
Allowance for obsolete and slow-moving inventory	(8,845)	(5,920)	(5,618)

Total inventories	$160,003	$67,570	$96,795

Note 5—Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30,		December 31, 2003
	2004	2003
Machinery and equipment	$67,378	$35,613	$39,024
Office furniture, equipment and capitalized software	36,209	28,622	30,183
Transportation equipment	4,399	6,435	6,418
Leasehold improvements	6,016	3,163	3,157
Land and buildings	26,129	114	114

	140,131	73,947	78,896
Accumulated depreciation and amortization	(40,766)	(39,587)	(41,743)

Total property, plant and equipment	$99,365	$34,360	$37,153

For the three months ended September 30, 2004 and 2003, depreciation and amortization expense was $4.3 million and $1.8 million, respectively. For the nine months ended September 30, 2004 and 2003, depreciation and amortization expense was $10.4 million and $5.2 million, respectively.

Aircraft Replacement

In February 2004, the Company executed a capital lease agreement for the use of an aircraft for $3.5 million. In April 2004, the Company closed an agreement that was executed in March 2004 to sell the aircraft it replaced in February 2004. The carrying value of the aircraft sold was $1.2 million and proceeds from the sale were $2.8 million. Accordingly, after related expenses of $0.1 million, the Company recorded a $1.5 million gain on sale, which is included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the nine months ended September 30, 2004. As of September 30, 2004 and 2003 and December 31, 2003, the cost of the aircraft held under capital lease, including taxes and closing costs, was $3.8 million, $5.3 million and $5.3 million, respectively, and related accumulated amortization was $0.2 million, $3.8 million and $4.4 million, respectively (see Note 10).

Note 6—Goodwill and Intangible Assets

Intangible assets consist of the following:

	Amortization Period in Years	September 30, 2004			September 30, 2003			December 31, 2003
		Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(As Restated)
Intangible assets:
Trade names	5-40	$193,234	$(7,547)	$185,687	$61,548	$(2,558)	$58,990	$61,548	$(2,958)	$58,590
Customer relationships	5-10	104,156	(16,792)	87,364	31,196	(6,927)	24,269	31,196	(8,566)	22,630
Patents	10-20	27,800	(232)	27,568	—	—	—	—	—	—
Supply agreements	3-10	8,601	(1,065)	7,536	5,694	(1,043)	4,651	5,694	(380)	5,314
Other intangible assets	6 mos - 25 yrs	3,657	(914)	2,743	604	(172)	432	604	(266)	338

Total intangible assets, net		$337,448	$(26,550)	$310,898	$99,042	$(10,700)	$88,342	$99,042	$(12,170)	$86,872

Goodwill				247,446			6,176			6,221

Total goodwill and intangible assets, net				$558,344			$94,518			$93,093

Intangible assets include trade names, customer relationships, supply agreements and other intangible assets, which are valued upon acquisition through independent third-party appraisals, where material, or using other valuation methods. Intangible assets are amortized using the straight-line method over periods ranging from five to forty years, or three to ten years in the case of the supply agreements, the period in which their economic benefits are expected to be utilized.

Amounts recorded for goodwill in connection with the UPG acquisition totaled $174.5 million at July 30, 2004 and was allocated based on preliminary information, which is subject to adjustment upon obtaining the final report of an independent third-party valuation firm. Amounts recorded for goodwill in connection with the Nu-Gro acquisition totaled $46.7 million at April 30, 2004. See Note 14 for information regarding goodwill reported by operating segment.

Restatement

The Company had initially reflected the guidance outlined in EITF 02-17, “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination” as of the date it finalized the allocation of the purchase price of Schultz Company, in the first quarter of 2003, and began amortizing the customer relationship intangible asset over its remaining useful life. In March 2004, the Company determined that the effect of the application of EITF 02-17 should have been applied from the date of acquisition and, as such should have resulted in a $2.4 million noncash charge for the additional amortization related to the final valuation of the $24.6 million customer relationship intangible asset. Accordingly, in the fourth quarter of 2003, the Company restated the March 31, 2003 quarterly financial information to include the noncash adjustment, which increased first quarter 2003 selling, general and administrative expenses by $2.4 million and decreased income before income tax expense and net income by $2.4 million, as the intangible assets are not deductible for tax purposes.

Operating income and net income as originally reported for the three months ended March 31, 2003 of $31,058 and $13,453, respectively, were higher than the respective restated first quarter amounts of $28,658 and $11,053 due to the additional amortization expense described above. In addition, operating income and net income as originally reported for the nine months ended September 30, 2003 of $82,433 and $33,981, respectively, were higher than the respective restated amounts of $80,033 and $31,581 due to the additional amortization expense described above.

Customer Agreement

On February 12, 2004, the Company and its largest customer executed a licensing, manufacturing and supply agreement (the Agreement). Under the Agreement, the Company will license certain of its trademarks and be the exclusive manufacturer and supplier for certain products branded with such trademarks from January 1, 2004, the effective date of the Agreement, through December 31, 2008 or such later date as is specified in the Agreement. Provided the customer achieves certain required minimum purchase volumes and other conditions during such period, and the manufacturing and supply portion of the Agreement is extended for an additional three-year period as specified in the Agreement, the Company will assign the trademarks to the customer not earlier than May 1, 2009, but otherwise within thirty days after the date upon which such required minimum purchase volumes are achieved. The carrying value of such trademarks as of February 12, 2004 was approximately $16.0 million. If the customer fails to achieve the required minimum purchase volumes or meet other certain conditions, assignment may occur at a later date, if certain conditions are met. In addition, as a result of executing the Agreement, the Company has modified the trademarks’ initial amortization period of forty years and will record amortization in a manner consistent with projected sales activity over five years, because the Company believes the customer will achieve all required conditions by May 2009. For the three and nine months ended September 30, 2004, amortization expense was $0.4 million and $2.4 million, respectively. The modification of the amortization period will result in additional annual amortization expense of approximately $2.7 million in the year ending December 31, 2004.

Amortization Expense

For the three months ended September 30, 2004 and 2003, aggregate amortization expense related to intangible assets was $4.9 million and $2.0 million, respectively. For the nine months ended September 30, 2004 and 2003, aggregate amortization expense related to intangible assets was $14.4 million and $4.5 million, respectively. The following table presents estimated amortization expense for intangible assets during each of the next five years:

Year	Amount
Remainder of 2004	$6,633
2005	25,366
2006	25,269
2007	21,089
2008	18,284

Note 7—Other Assets

Other assets consist of the following:

	September 30,		December 31, 2003
	2004	2003
Deferred financing fees	$26,973	$23,394	$23,841
Accumulated amortization	(7,201)	(14,146)	(14,948)

Deferred financing fees, net	19,772	9,248	8,893
Other	3,067	995	1,004

Total other assets, net	$22,839	$10,243	$9,897

As described in Note 9, during the nine months ended September 30, 2004, the Company recorded deferred financing fees of $10.0 million in connection with the execution of its New Senior Credit Facility on April 30, 2004 and wrote-off $1.7 million of deferred financing fees in connection with the repayment of obligations under its Prior Senior Credit Facility. Furthermore, the Company recorded deferred financing fees of $5.0 million in connection with the amendment of its New Senior Credit Facility on July 30, 2004. These deferred financing fees are being amortized over the term of the New Senior Credit Facility.

Note 8—Accrued Expenses

Accrued expenses consist of the following:

	September 30,		December 31, 2003
	2004	2003
Advertising and promotion	$22,166	$21,862	$9,605
Interest	4,665	12,404	6,219
Preferred stock dividends	—	15,082	17,111
Compensation and related benefits	10,363	3,997	4,103
Commissions	1,144	505	459
Workers’ compensation	2,109	127	179
Income taxes payable	3,660	840	—
Severance costs	123	258	201
Freight	2,973	1,082	1,152
Acquisition costs	7,229	—	—
Payment received under Supply Agreement	5,301	—	—
Other	7,460	3,297	545

Total accrued expenses	$67,193	$59,454	$39,574

As of September 30, 2004, the Company had a bank overdraft balance of $4.9 million, representing checks written by and drawn against the Company’s bank balances but not reported by its lenders as borrowings against the revolving credit facility. Such balances have been reclassified to accounts payable.

Note 9—Long-Term Debt

Long-term debt, excluding capital lease obligations, consists of the following:

	September 30,		December 31, 2003
	2004	2003
New Senior Credit Facility:
Term Loan	$507,890	$—	$—
Canadian Loan	53,259	—	—
Revolving Credit Facility	—	—	—
Second Lien Term Loan	74,812
Prior Senior Credit Facility:
Term Loan B	—	152,767	152,368
Revolving Credit Facility	—	—	—
Senior Subordinated Notes:
9 7/8% Series B Senior Subordinated Notes	—	3,100	3,100
9 7/8% Series D Senior Subordinated Notes, including unamortized premium of $1.0 million, $1.1 million and $1.1 million, respectively	232,861	233,025	232,985

Total long-term debt	868,822	388,892	388,453
Less current maturities	(6,377)	(796)	(796)

Total long-term debt, net of current maturities	$862,445	$388,096	$387,657

Senior Credit Facility in Effect Prior to April 30, 2004

The senior credit facility, as amended as of March 14, 2003, in effect prior to April 30, 2004 (the Prior Senior Credit Facility), with Bank of America, N.A., Morgan Stanley Senior Funding, Inc. and Canadian Imperial Bank of Commerce was terminated and all obligations outstanding thereunder were repaid on April 30, 2004. The Prior Senior Credit Facility consisted of (1) a $90.0 million revolving credit facility; (2) a $75.0 million term loan facility (Term Loan A), which was repaid in full during the year ended December 31, 2003; and (3) a $240.0 million term loan facility (Term Loan B).

The Prior Senior Credit Facility agreement contained affirmative, negative and financial covenants. Affirmative and negative covenants placed restrictions on, among other things, levels of investments, indebtedness, insurance, capital expenditures and dividend payments. The financial covenants required the maintenance of certain financial ratios at defined levels. As of and during the nine months ended September 30, 2003 and year ended December 31, 2003, as applicable, the Company was in compliance with all covenants. Under the Prior Senior Credit Facility agreement, interest rates on the revolving credit facility and Term Loan B ranged from 1.50% to 4.00% plus LIBOR, or other base rate as provided in the Prior Senior Credit Facility agreement, depending on certain financial ratios. LIBOR was 1.16% as of September 30, 2003 and December 31, 2003. The interest rate applicable to Term Loan B was 5.11% as of September 30, 2003 and 5.12% as of December 31, 2003. Unused commitments under the revolving credit facility were subject to a 0.5% annual commitment fee.

The Prior Senior Credit Facility agreement allowed the Company to make prepayments in whole or in part at any time without premium or penalty. During the four months ended April 30, 2004, the Company made principal payments of $152.4 million to fully repay Term Loan B, which primarily represented optional principal prepayments. During the nine months ended September 30, 2003, the Company made principal payments of $28.3 million to fully repay Term Loan A and $69.2 million on Term Loan B, which primarily represented optional principal prepayments. During the year ended December 31, 2003, the Company made principal payments of $28.3 million to fully repay Term Loan A and $69.6 million on Term Loan B, which primarily represented optional principal prepayments. The optional principal prepayments were made from operating cash flows and proceeds from the New Senior Credit Facility described below and allowed the Company to remain several quarterly payments ahead of the regular payment schedule. In connection with these prepayments, the Company recorded write-offs totaling $0.2 million in previously deferred financing fees, which were included in interest expense in the consolidated statement of operations for the three months ended September 30, 2003 and $1.7 million and $1.8 million for the nine months ended September 30, 2004 and 2003, respectively.

The Prior Senior Credit Facility was secured by substantially all of the Company’s properties and assets and by substantially all of the properties and assets of the Company’s current domestic subsidiaries. The carrying amount of the Company’s obligations under the Prior Senior Credit Facility approximated fair value because the interest rates were based on floating interest rates identified by reference to market rates.

New Senior Credit Facility in Effect as of April 30, 2004

In conjunction with the closing of the acquisition of Nu-Gro, on April 30, 2004, the Company entered into a new $510.0 million senior credit facility (the New Senior Credit Facility) with Bank of America, N.A., Banc of America Securities LLC, Citigroup Global Markets, Inc., Citicorp North America, Inc. and certain other lenders to retire the indebtedness under its Prior Senior Credit Facility and execute a new senior credit facility at more favorable rates, to provide funds for the Nu-Gro acquisition, to repurchase all of its outstanding preferred stock, along with accrued but unpaid dividends thereon, and for general working capital purposes. The New Senior Credit Facility consists of (1) a $125.0 million U.S. dollar denominated revolving credit facility; (2) a $335.0 million U.S. dollar denominated term loan facility; and (3) a Canadian dollar denominated term loan facility valued at U.S. $50.0 million. Subject to the terms of the New Senior Credit Facility agreement, the revolving loan portion of the New Senior Credit Facility matures on April 30, 2010, and the term loan obligations under the New Senior Credit Facility mature on April 30, 2011. The term loan obligations are to be repaid in 28 consecutive quarterly installments and commenced on June 30, 2004, with a final installment due on March 31, 2011. All of the loan obligations are subject to mandatory prepayment upon certain events, including sales of certain assets, issuances of indebtedness or equity or from excess cash flow. The New Senior Credit Facility agreement also allows the Company to make voluntary prepayments, in whole or in part, at any time without premium or penalty.

The New Senior Credit Facility agreement contains affirmative, negative and financial covenants that are more favorable than those of the Prior Senior Credit Facility. The negative covenants place restrictions on, among other things, levels of investments, indebtedness, capital expenditures and dividend payments that the Company may make or incur. The financial covenants require the maintenance of certain financial ratios at defined levels. Under the New Senior Credit Facility agreement, interest rates on the new revolving credit facility can range from 1.75% to 2.50% plus LIBOR, or from 0.75% to 1.50% plus a base rate, subject to adjustment and depending on certain financial ratios. As of September 30, 2004, the term loans were subject to interest rates equal to 2.50% plus LIBOR or 1.50% plus a base rate, as provided in the New Senior Credit Facility agreement. LIBOR was 2.01% as of September 30, 2004. The weighted average interest rate applicable to the Company’s outstanding borrowings under its New Senior Credit Facility was 4.18% as of September 30, 2004. Unused commitments under the new revolving credit facility are subject to a 0.5% annual commitment fee. Unused availability under the new revolving credit facility was $124.0 million as of September 30, 2004, which is reflective of $6.0 million of standby letters of credit pledged as collateral (see Note 10). The New Senior Credit Facility is secured by substantially all of the Company’s properties and assets and substantially all of the properties and assets of the Company’s current and future domestic subsidiaries. The carrying amount of the Company’s obligations under the New Senior Credit Facility approximate fair value because the interest rates are based on floating interest rates identified by reference to market rates.

In connection with the closing of the Nu-Gro acquisition, Bank of America, N.A., Canada Branch, separately loaned the Company Cdn $110.0 million for structuring purposes, which loan was repaid on April 30, 2004.

Amendment to New Senior Credit Facility in Effect as of July 30, 2004

On July 30, 2004, in connection with the closing of and to partially fund its merger with UPG, the Company amended and restated the credit agreement related to the New Senior Credit Facility to increase the revolving credit facility from $125.0 million to $130.0 million, increase the U.S. term loan from $335.0 million to $510.0 million, add a $75.0 million second lien term loan and leave the Canadian term loan of U.S. $50.0 million unchanged for a total New Senior Credit Facility, as amended, of $765.0 million. Subject to the terms of the New Senior Credit Facility agreement, as amended, the second lien term loan is to be repaid in 29 consecutive quarterly installments commencing on September 30, 2004, with a final installment due on September 30, 2011, and matures on October 31, 2011. Interest on the second lien term loan accrues at 4.50% plus LIBOR or 3.5% plus a base rate, subject to adjustment and depending on certain financial ratios. The second lien term loan is subject to affirmative, negative and financial covenants. The Company incurred $5.0 million in costs related to the amendment, which were recorded as deferred financing fees and are being amortized over the remaining term of the New Senior Credit Facility. The amendment did not change any other key terms or existing covenants of the New Senior Credit Facility.

Senior Subordinated Notes

In November 1999, the Company issued $150.0 million in aggregate principal amount of 9 7/8% Series B senior subordinated notes (the Series B Notes) due April 1, 2009. Interest accrued at a rate of 9 7/8% per annum, payable semi-annually on April 1 and October 1. As described in more detail below, as of September 30, 2004, there were no Series B Notes outstanding.

In March 2003, the Company issued $85.0 million in aggregate principal amount of 9 7/8% Series C senior subordinated notes (the Series C Notes) due April 1, 2009. Interest accrued at a rate of 9 7/8% per annum, payable semi-annually on April 1 and October 1. As described in more detail below, as of September 30, 2004, there were no Series C Notes outstanding.

In May 2003, the Company registered $235.0 million in aggregate principal amount of 9 7/8% Series D senior subordinated notes (the Series D Notes and collectively with the Series B Notes and Series C Notes, the Senior Subordinated Notes), with terms substantially similar to the Series B Notes and Series C Notes, with the United States Securities and Exchange Commission and offered to exchange the Series D Notes for up to 100% of the Series B Notes and Series C Notes. The exchange offering closed in July 2003, resulting in $85.0 million, or 100%, of the Series C Notes being exchanged and $146.9 million, or 98%, of the Series B Notes being exchanged. On April 14, 2004, the Company repurchased all of the remaining Series B Notes outstanding, together with accrued interest and repurchase premium of 4.938%, for $3.3 million. As of September 30, 2004, $232.9 million of the Series D Notes, including unamortized premium, were outstanding and no Series B Notes or Series C Notes were outstanding.

The fair value of the Senior Subordinated Notes was $240.0 million, $243.2 million and $242.1 million as of September 30, 2004 and 2003 and December 31, 2003, respectively, based on their quoted market price on such dates. The fair value at September 30, 2004 reflects the repurchase of all outstanding Series B Notes in April 2004, as previously described. In accordance with the indentures that govern them, the Senior Subordinated Notes are full and unconditionally and jointly and severally guaranteed by the Company’s wholly-owned domestic subsidiaries (see Note 15).

Debt Covenants

The Company’s agreements that govern the New Senior Credit Facility and the Senior Subordinated Notes contain a number of significant covenants that could restrict or limit the Company’s ability to:

•	incur more debt;

•	pay dividends, subject to financial ratios and other conditions;

•	make other distributions;

•	issue stock of subsidiaries;

•	make investments;

•	repurchase stock;

•	create subsidiaries;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer and sell assets.

The ability to comply with these provisions may be affected by events beyond the Company’s control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument and could trigger acceleration of repayment under the applicable agreements. Any default under such agreements might adversely affect the Company’s growth, financial condition, results of operations and the ability to make payments on indebtedness or meet other obligations. As of and during the nine months ended September 30, 2004 and 2003 and year ended December 31, 2003, the Company was in compliance with all covenants under the Prior Senior Credit Facility, the New Senior Credit Facility and the Senior Subordinated Notes in effect as of such dates.

Future Principal Payments

As of September 30, 2004, aggregate future principal payments of long-term debt, excluding capital lease obligation, are as follows:

Year	Amount
Remainder of 2004	$1,594
2005	6,377
2006	6,377
2007	6,377
2008	6,377
Thereafter	840,759

867,861
Unamortized premium on Senior Subordinated Notes	961

$868,822

Note 10—Commitments and Contingencies

Commitments

In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as standby letters of credit and indemnifications, which are not reflected in the accompanying consolidated balance sheets. As of September 30, 2004 and 2003 and December 31, 2003, the Company had $6.0 million, $2.5 million and $2.7 million, respectively, in standby letters of credit pledged as collateral to support the lease of its primary distribution facility in St. Louis, a U.S. customs bond, certain product purchases, various workers’ compensation obligations and transportation equipment. These agreements mature at various dates through September 2005 and may be renewed as circumstances warrant. Such financial instruments are valued based on the amount of exposure under the instruments and the likelihood of performance being required. In the Company’s past experience, no claims have been made against these financial instruments nor does management expect the exposure to material losses resulting therefrom to be anything other than remote. As a result, the Company determined such agreements do not have significant value and has not recorded any related amounts in its accompanying consolidated financial statements.

The Company is the lessee under a number of equipment and property leases. It is common in such commercial lease agreements for the Company to agree to indemnify the lessor for the value of the property or equipment leased should it be damaged during the course of the Company’s operations. The Company expects that any losses that may occur with respect to the leased property would be covered by insurance, subject to deductible amounts. As a result, the Company determined such indemnifications do not have significant value and has not recorded any related amounts in its accompanying consolidated financial statements for such remote loss exposure.

The Company is the lessee of several operating facilities from Rex Realty, Inc., a company owned by certain of the Company’s stockholders and operated by a former executive and past member of its Board of Directors. The operating leases expire at various dates through December 31, 2010. The Company has options to terminate the leases on an annual basis by giving advance notice of at least one year. The Company also leases a portion of its operating facilities from the same company under a sublease agreement expiring on December 31, 2005 with minimum annual rentals of $0.7 million. The Company has two five-year options to renew this lease, beginning January 1, 2006. Rent expense under these leases was $0.7 million for the three months ended September 30, 2004, $0.3 million for the three months ended September 30, 2003, $1.3 million for the nine months ended September 30, 2004 and $0.9 million for the nine months ended September 30, 2003.

The Company is obligated under additional operating leases for other operations and the use of warehouse space. The leases expire at various dates through January 31, 2015. Five of the leases provide for as many as five options to renew for five years each. Aggregate rent expense under these leases was $2.8 million for the three months ended September 30, 2004, $1.8 million for the three months ended September 30, 2003, $8.3 million for the nine months ended September 30, 2004 and $5.4 million for the nine months ended September 30, 2003.

The following table presents future minimum lease payments due under operating and capital leases as of September 30, 2004:

	Operating Leases		Capital Lease	Total
Year	Affiliate	Other
Remainder 2004	$1,556	$4,388	$227	$6,171
2005	3,854	9,694	457	14,005
2006	3,898	8,346	457	12,701
2007	3,140	6,678	457	10,275
2008	2,397	6,029	457	8,883
Thereafter	3,118	25,340	2,370	30,828

Total minimum lease payments	$17,963	$60,475	4,425	$82,863

Less amount representing interest			(990)

Present value of net minimum lease payments			$3,435

Contingencies

The Company is involved from time to time in routine legal matters and other claims incidental to its business. When it appears probable in management’s judgment that the Company will incur monetary damages or other costs in connection with such claims and proceedings, and such costs can be reasonably estimated, liabilities are recorded in the consolidated financial statements and charges are recorded to results of operations. Management believes that it is remote the resolution of such routine matters and other incidental claims will have a material adverse impact on the Company’s consolidated financial position, results of operations or liquidity.

Note 11—Accounting for Derivative Instruments and Hedging Activities

In the normal course of business, the Company is exposed to fluctuations in raw materials prices, foreign currency exchange rates and interest rates. The Company has established policies and procedures that govern the management of these exposures through the use of derivative hedging instruments. The Company’s objective in managing its exposure to such fluctuations is to decrease the volatility of earnings and cash flows associated with changes in certain raw materials prices, foreign currency exchange rates and interest rates. To achieve this objective, the Company periodically enters into derivative instrument agreements with values that change in the opposite direction of anticipated cash flows. Derivative instruments related to forecasted transactions are considered to hedge future cash flows, and the effective portion of any gains or losses is included in accumulated other comprehensive income until earnings are affected by the variability of cash flows. Any remaining gain or loss is recognized currently in results of operations.

The Company formally documents, designates and assesses the effectiveness of any transactions that receive hedge accounting treatment. The cash flows of derivative hedging instruments utilized by the Company are generally expected to be highly effective in achieving offsetting cash flows attributable to fluctuations in the cash flows of the hedged risk. Changes in the fair value of agreements designated as derivative hedging instruments are reported as either an asset or liability in the accompanying consolidated balance sheets with the associated unrealized gains or losses reflected in accumulated other comprehensive income. As of September 30, 2004, the Company had five outstanding agreements representing derivative hedging instruments. Such agreements are comprised of one foreign currency forward agreement, which is described below, and four agreements designated as hedges against forecasted purchases of granular urea and diammonium phosphates, materials used in the production of fertilizer, with maturity dates ranging through December 2004 and an aggregate contract value upon execution of $2.1 million. Such derivative hedging instruments had an unrealized loss of less than $0.1 million as of September 30, 2004, which is included in accumulated other comprehensive income in the accompanying consolidated balance sheet as of such date. Amounts included in accumulated other comprehensive income, which were subsequently reclassified into cost of goods sold for the nine months ended September 30, 2004 and 2003 included a net loss of $0.2 million and a net gain of $1.4 million, respectively. No such amounts were reclassified into cost of goods sold for the three months ended September 30, 2004 and 2003. Although derivative hedging instruments were used for forecasted purchases of granular urea throughout 2003, no such instruments were outstanding as of September 30, 2003 and December 31, 2003.

The Company also had one foreign currency forward agreement outstanding as of September 30, 2004 designated as a hedge against exchange rate fluctuations of the Euro, used to purchase certain components from European suppliers. The agreement matures in December 2004 and had an aggregate contract value upon execution of less than $0.1 million. The unrealized gain on such agreement as of September 30, 2004, included in accumulated other comprehensive income in the accompanying consolidated balance sheet as of such date, and any amounts reclassified into cost of goods sold for the three and nine months ended September 30, 2004 were nominal. No such derivative hedging instruments were used as hedges against exchange rate fluctuations during 2003.

If it becomes probable that a forecasted transaction will not occur, any gains or losses in accumulated other comprehensive income will be recognized in results of operations. The Company has not incurred any material gains or losses for hedge ineffectiveness or due to excluding a portion of the value from measuring effectiveness. The Company has not generally entered into derivatives or other hedging arrangements for trading or speculative purposes but may consider doing so in the future if strategic circumstances warrant, and its bank covenants and bond indentures permit, such transactions. While management expects its derivative hedging instruments to manage the Company’s exposure to the potential fluctuations described above, no assurance can be provided that such instruments will be effective in fully mitigating exposure to these risks, nor can assurance be provided that the Company will be successful in passing on pricing increases to its customers.

Note 12—Stockholders’ Equity

Bayer Transactions

On June 14, 2002, the Company consummated a transaction with Bayer Corporation and Bayer Advanced, L.L.C. (together referred to herein as Bayer), which allows the Company to gain access to certain Bayer active ingredient technologies through a Supply Agreement and to perform certain merchandising services for Bayer through an In-Store Service Agreement. In consideration for the Supply and In-Store Service Agreements, and in exchange for the promissory notes previously issued to Bayer by U.S. Fertilizer, the Company issued to Bayer 3,072,000 shares of Class A voting common stock valued at $15.4 million and 3,072,000 shares of Class B nonvoting common stock valued at $15.4 million (collectively representing approximately 9.3% of the Company’s fully-diluted common stock) and recorded $0.4 million of related issuance costs. The Company reserved for the entire face value of the promissory notes due from U.S. Fertilizer, as the Company did not believe the notes were collectible and an independent third party valuation did not ascribe any significant value to them. The independent third party valuation also indicated that value should be ascribed to the repurchase option, which is reflected in stockholders’ equity (deficit) in the accompanying consolidated balance sheets as of September 30, 2003 and December 31, 2003.

Under the terms of the agreements, Bayer was required to make payments to the Company, which total $5.0 million annually through June 15, 2009, the present value of which equaled the value assigned to the common stock subscription receivable as of June 14, 2002, which has been reflected in stockholders’ equity (deficit) in the accompanying consolidated balance sheets as of September 30, 2003 and December 31, 2003. The common stock subscription receivable was to be repaid by Bayer in 28 quarterly installments of $1.25 million, the first of which was received at closing on June 17, 2002. The difference between the value ascribed to the common stock subscription receivable and the installment payments received has been recorded as interest income in the accompanying consolidated statements of operations for the nine months ended September 30, 2004 and 2003.

The value of the Supply Agreement has been and is being amortized to cost of goods sold over the period in which its economic benefits are expected to be utilized, which was initially anticipated to be over a three to five-year period. The Company has been amortizing the obligation associated with the In-Store Service Agreement to revenues over the seven-year life of the agreement, the period in which its obligations were originally expected to be fulfilled. However, in December 2002, the Company and Bayer amended the In-Store Service Agreement to reduce the scope of services provided by approximately 80%. As a result, the Company reduced its obligation under the In-Store Service Agreement accordingly and reclassified $3.6 million to additional paid-in capital to reflect the increase in value of the In-Store Service Agreement.

On October 22, 2003, the Company gave notice to Bayer regarding the termination of the In-Store Service Agreement, as amended. Upon termination, which became effective on December 21, 2003, the Company was relieved of its obligation to perform merchandising services for Bayer. Accordingly, the remaining liability of $0.7 million on the date of termination was recognized in selling, general and administrative expenses as a benefit in the consolidated statement of operations for the year ended December 31, 2003.

Following the termination of the In-Store Service Agreement, on December 22, 2003, the Company exercised its option to repurchase all outstanding common stock previously issued to Bayer. Bayer disputed the Company’s interpretation of a related agreement (the Exchange Agreement) as to the calculation of the repurchase price. As a result, the Company and Bayer entered negotiations to determine an agreed upon repurchase price based on equations included in the Exchange Agreement and other factors. The Company commenced an arbitration proceeding against Bayer to resolve the dispute on January 30, 2004. However, the Company and Bayer reached a negotiated settlement of the dispute on February 23, 2004, pursuant to which Bayer agreed to deliver all of its shares of the Company’s common stock to the Company in exchange for a cash payment of $1.5 million, cancellation of $22.5 million in remaining payments required to be made in connection with the common stock subscription receivable and forgiveness of interest related to such payments of $0.3 million.

The Company recorded treasury stock of $24.4 million, based on the consideration given to Bayer, reduced the common stock subscription receivable by $22.5 million, the remaining balance on the date of repurchase, and reversed the common stock repurchase option of $2.6 million, as a result of its exercise, and recorded a corresponding amount to additional paid-in capital. As a result of this transaction, both parties agreed that the Exchange Agreement and In-Store Service Agreement are fully terminated, with the exception of certain provisions contained therein that expressly survive termination, and that the Supply Agreement shall remain in full force and effect according to its terms. Under the terms of the Supply Agreement, any remaining balance at January 30, 2009 is unconditionally and immediately payable to the Company by Bayer regardless of whether or not the Company purchases ingredients under the Supply Agreement. As of September 30, 2004, the remaining balance of the Supply Agreement, net of amortization, and excluding accrued interest of $0.5 million, was $4.8 million.

Based on the independent third party valuation as of June 14, 2002, the original transaction date, the Company assigned a fair value of $30.7 million to the transaction components recorded in connection with the common stock issued to Bayer. The following table presents the values of these components as of September 30, 2004 and 2003 and December 31, 2003 based on such valuation and as a result of the activities and transactions previously described, net of amortization and excluding accrued interest:

	September 30,		December 31, 2003
Description	2004	2003
Common stock subscription receivable	$—	$23,363	$22,534
Supply Agreement	4,779	5,314	5,314
Repurchase option	—	2,636	2,636
In-Store Service Agreement	—	663	—

	$4,779	$31,976	$30,484

Bayer recently sent notice to the Company purporting to terminate the Supply Agreement, effective August 17, 2004, as well as $5.2 million, the remaining amount due under the Supply Agreement. The Company responded by notifying Bayer that it did not have a right to terminate and has since held the amount in escrow. The parties were in agreement that the amount due in the event of termination at that time was $5.2 million, including $0.5 million of accrued interest. The outcome of the Company’s disagreement with Bayer concerning termination of the Supply Agreement is not expected to have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

Issuance of Common Stock

As described in Note 2, in connection with, and to partially fund, its acquisition of UPG, on July 30, 2004, the Company issued 5.8 million shares each of its Class A voting and Class B nonvoting common stock to affiliates of Thomas H. Lee Partners, its largest stockholder, Banc of America Securities LLC and certain UPG selling stockholders for proceeds of $70.0 million.

Repurchase of Preferred Stock

In conjunction with the financing activities described in Note 9, on April 30, 2004, the Company repurchased all 37,600 shares of its outstanding Class A nonvoting preferred stock for $57.6 million, including $19.9 million for all accrued dividends thereon. Such repurchase resulted in a reduction of additional paid-in capital of $37.7 million.

Note 13—Fair Value of Financial Instruments

The Company has estimated the fair value of its financial instruments as of September 30, 2004 and 2003 and December 31, 2003 using available market information or other appropriate valuation methods. Considerable judgment, however, is required in interpreting data to develop estimates of fair value. Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.

The carrying amounts of cash, accounts receivable, accounts payable and other current assets and liabilities approximate fair value because of the short maturity of such instruments. The Company’s Senior Credit Facility bears interest at current market rates and, thus, carrying value approximates fair value as of September 30, 2004 and 2003 and December 31, 2003. The Company is exposed to interest rate volatility with respect to the variable interest rates of the New Senior Credit Facility. The fair value of the Senior Subordinated Notes was $240.0 million, $243.2 million and $242.1 million as of September 30, 2004 and 2003 and December 31, 2003, respectively, based on their quoted market price on such dates.

Note 14—Segment Information

As of September 30, 2004, the Company reported its operating results using three reportable business segments: U.S. Home & Garden (represents 62% of third quarter 2004 net sales), Canada (represents 13% of third quarter 2004 net sales) and Pet (represents 25% of third quarter 2004 net sales). The basis of the Company’s segmentation was modified since December 31, 2003 to accommodate the acquisitions of Nu-Gro and UPG. The Company’s previously-existing segments at December 31, 2003 have been combined into the new U.S. Home & Garden segment due to their similar nature. This change represents the only reclassifications of 2003 segment information required to achieve comparability of financial information for the periods presented herein. The acquisition of Nu-Gro represents the second reportable segment, Canada, and the aquisition of UPG represents the third reportable segment, Pet.

Segments were established primarily by operating division, which represents the operating structure of the Company and the basis upon which management, including the Chief Executive Officer who is the chief operating decision-maker of the Company, reviews and assesses the Company’s financial performance. The table which follows presents selected financial segment information in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” for the three and nine months ended September 30, 2004 and 2003. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as applicable. The segment financial information presented below includes comparative periods prepared on a basis consistent with the current year presentation. Operating results have been presented for the Canada segment since April 30, 2004, the date Nu-Gro was acquired, and for the Pet segment since July 30, 2004, the date UPG was acquired.

Statement of Operations Information:	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
				(As Restated)
Net sales:
U.S. Home & Garden	$104,342	$104,019	$493,775	$488,834
Canada	23,615	—	56,720	—
Pet	43,083	—	43,083	—

Total net sales	171,040	104,019	593,578	488,834

Operating costs and expenses:
Cost of goods sold	123,511	64,750	392,776	297,302
Selling, general and administrative expenses	48,387	32,195	138,152	111,499

Total operating costs and expenses	171,898	96,945	530,928	408,801

Operating income (loss) by segment:
U.S. Home & Garden	(1,049)	7,074	63,924	80,033
Canada	(657)	—	(2,122)	—
Pet	848	—	848	—

Total operating income (loss)	(858)	7,074	62,650	80,033

Interest expense	12,799	9,173	34,328	29,147
Interest income	16	568	388	1,522

Income (loss) before income tax expense (benefit)	(13,641)	(1,531)	28,710	52,408
Income tax expense (benefit)	(5,184)	(698)	7,447	20,827

Net income (loss)	$(8,457)	$(833)	$21,263	$31,581

Operating margin:
U.S. Home & Garden	-1.0%	6.8%	12.9%	16.4%
Canada	-2.8%	—	-3.7%	—
Pet	2.0%	—	2.0%	—
Total operating margin	-0.5%	6.8%	10.6%	16.4%

Operating income represents earnings before interest expense, interest income and income tax expense. Operating income is one measure of profitability used by management to assess the Company’s financial performance. Operating margin represents operating income as a percentage of net sales.

The majority of the Company’s sales are conducted with customers in the United States. As a percentage of total net sales, for the three months ended September 30, 2004, the Company’s net sales in the United States were 88%, net sales in Canada were 10%, and remaining international sales were less than 2%. For the three and nine months ended September 30, 2003, the Company’s international sales, including Canada, comprised less than 2% of total net sales. In addition, no single item comprised more than 10% of the Company’s net sales. For the three months ended September 30, 2004, the Company’s three largest customers were responsible for 20%, 18% and 17% of net sales. For the nine months ended September 30, 2004, the Company’s three largest customers were responsible for 25%, 15% and 14% of net sales. Of these sales for the nine months ended September 30, 2004, 96% relate to the U.S. Home & Garden segment, less than 1% relates to the Canada segment and nearly 4% relate to the Pet segment.

As of September 30, 2004, approximately 6% of the Company’s total assets were located in Canada while the remaining assets were located in the United States. The table which follows presents segment information with respect to certain of the Company’s balance sheet information:

Balance Sheet Information:	As of September 30,		As of December 31, 2003
	2004	2003
	(As Restated)
U.S. Home & Garden:
Property, plant and equipment, net	$41,809	$34,360	$37,153
Capital expenditures (year-to-date)	13,470	6,724	11,674
Goodwill	26,257	6,176	6,221
Total assets	538,558	403,601	479,944

Canada:
Property, plant and equipment, net	32,610	—	—
Capital expenditures (year-to-date)	1,442	—	—
Goodwill	46,660	—	—
Total assets	114,136	—	—

Pet:
Property, plant and equipment, net	24,946	—	—
Capital expenditures (year-to-date)	649	—	—
Goodwill	174,529	—	—
Total assets	402,020	—	—

Note 15—Financial Information for Guarantor Subsidiaries

The Company’s Senior Subordinated Notes are full and unconditionally and jointly and severally guaranteed by all of the Company’s existing domestic subsidiaries. The Company’s subsidiaries are 100% owned by the Company. The consolidating financial information, which follows, has been prepared in accordance with the requirements for presentation of such information. The Company believes that separate financial statements concerning each guarantor subsidiary would not be material to investors and that the information presented herein provides sufficient detail to determine the nature of the aggregate financial position, results of operations and cash flows of the guarantor subsidiaries. The guarantor subsidiaries’ information presented herein represents the Company’s domestic subsidiaries, including the UPG subsidiaries and U.S. subsidiaries of Nu-Gro, while the non-guarantor subsidiaries’ financial information represents the Company’s foreign subsidiaries, which are comprised only of the Canadian subsidiaries of Nu-Gro.

The Company’s investment in subsidiaries is accounted for using the equity method of accounting. Earnings of the subsidiaries are reflected in the respective investment accounts of the parent company accordingly. The investments in subsidiaries and all intercompany balances and transactions have been eliminated. Various assumptions and estimates were used to establish the financial statements of such subsidiaries for the information presented herein.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

BALANCE SHEET

AS OF SEPTEMBER 30, 2004

(Unaudited)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Current assets:
Cash and cash equivalents	$5,301	$475	$2,514	$—	$8,290
Accounts receivable, net	53,938	40,662	12,893	—	107,493
Inventories	55,613	73,257	31,133	—	160,003
Prepaid expenses and other current assets	11,511	5,970	2,404	—	19,885

Total current assets	126,363	120,364	48,944	—	295,671

Equipment and leasehold improvements, net	35,980	32,032	31,353	—	99,365
Investment in subsidiaries	483,172	—	—	(483,172)	—
Intercompany assets	127,121	—	—	(127,121)	—
Deferred tax asset	156,644	(65,583)	(12,566)	—	78,495
Goodwill	5,616	191,408	50,422	—	247,446
Intangible assets, net	40,578	251,727	18,593	—	310,898
Other assets, net	20,637	2,078	124	—	22,839

Total assets	$996,111	$532,026	$136,870	$(610,293)	$1,054,714

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt and capital lease obligations	$6,678	$—	$—	$—	$6,678
Accounts payable	20,581	16,663	4,409	—	41,653
Accrued expenses	33,492	25,771	7,932	—	67,195

Total current liabilities	60,751	42,434	12,341	—	115,526

Long-term debt, net of current maturities	862,445	—	—	—	862,445
Capital lease obligations, net of current maturities	3,222	—	—	—	3,222
Other liabilities	4,019	724	547	—	5,290
Intercompany liabilities	—	56,405	70,716	(127,121)	—

Total liabilities	930,437	99,563	83,604	(127,121)	986,483

Commitments and contingencies
Stockholders’ equity:
Common stock	782	—	—	—	782
Treasury stock	(24,469)	—	—	—	(24,469)
Warrants and options	11,745	—	—	—	11,745
Investment from parent	—	444,488	52,271	(496,759)	—
Additional paid-in capital	241,034	—	—	—	241,034
Accumulated deficit	(159,924)	(12,025)	(2,959)	13,587	(161,321)
Common stock held in grantor trusts	(3,326)	—	—	—	(3,326)
Loans to executive officer	(215)	—	—	—	(215)
Accumulated other comprehensive income	47	—	3,954	—	4,001

Total stockholders’ equity	65,674	432,463	53,266	(483,172)	68,231

Total liabilities and stockholders’ equity	$996,111	$532,026	$136,870	$(610,293)	$1,054,714

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

BALANCE SHEET

AS OF SEPTEMBER 30, 2003

(Unaudited) (As Restated)

	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Current assets:
Cash and cash equivalents	$43,382	$740	$—	$44,122
Accounts receivable, net	53,946	2,518	—	56,464
Inventories	34,783	32,787	—	67,570
Prepaid expenses and other current assets	9,751	307	—	10,058

Total current assets	141,862	36,352	—	178,214

Equipment and leasehold improvements, net	29,618	4,742	—	34,360
Investment in subsidiaries	25,499	—	(25,499)	—
Intercompany assets	67,693	5,938	(73,631)	—
Deferred tax asset	85,840	426	—	86,266
Goodwill, net	6,176	—	—	6,176
Intangible assets, net	37,899	50,443	—	88,342
Other assets, net	9,522	721	—	10,243

Total assets	$404,109	$98,622	$(99,130)	$403,601

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Current maturities of long-term debt and capital lease obligation	$1,341	$—	$—	$1,341
Accounts payable	12,295	3,566	—	15,861
Accrued expenses	57,590	1,864	—	59,454

Total current liabilities	71,226	5,430	—	76,656

Long-term debt, net of current maturities	388,096	—	—	388,096
Capital lease obligation, net of current maturities	3,333	—	—	3,333
Other liabilities	3,199	—	—	3,199
Intercompany liabilities	5,938	67,693	(73,631)	—

Total liabilities	471,792	73,123	(73,631)	471,284

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock	—	—	—	—
Common stock	665	—	—	665
Treasury stock	(96)	—	—	(96)
Warrants and options	11,745	—	—	11,745
Investment from parent	—	23,708	(23,708)	—
Additional paid-in capital	210,806	—	—	210,806
Accumulated deficit	(261,633)	1,791	(1,791)	(261,633)
Common stock subscription receivable	(23,363)	—	—	(23,363)
Common stock repurchase option	(2,636)	—	—	(2,636)
Common stock held in grantor trust	(2,847)	—	—	(2,847)
Loans to executive officer	(324)	—	—	(324)

Total stockholders’ equity (deficit)	(67,683)	25,499	(25,499)	(67,683)

Total liabilities and stockholders’ equity (deficit)	$404,109	$98,622	$(99,130)	$403,601

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

BALANCE SHEET

AS OF DECEMBER 31, 2003

	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Current assets:
Cash and cash equivalents	$11,132	$281	$—	$11,413
Accounts receivable, net	25,548	4,342	—	29,890
Inventories	56,677	40,118	—	96,795
Prepaid expenses and other current assets	14,989	152	—	15,141

Total current assets	108,346	44,893	—	153,239

Equipment and leasehold improvements, net	32,641	4,512	—	37,153
Investment in subsidiaries	18,950	—	(18,950)	—
Intercompany assets	82,982	10,768	(93,750)	—
Deferred tax asset	186,542	20	—	186,562
Goodwill	—	6,221	—	6,221
Intangible assets, net	46,554	40,318	—	86,872
Other assets, net	5,059	4,838	—	9,897

Total assets	$481,074	$111,570	$(112,700)	$479,944

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt and capital lease obligation	$1,349	$—	$—	$1,349
Accounts payable	23,024	6,750	—	29,774
Accrued expenses	36,686	2,888	—	39,574

Total current liabilities	61,059	9,638	—	70,697

Long-term debt, net of current maturities	387,657	—	—	387,657
Capital lease obligation, net of current maturities	3,191	—	—	3,191
Other liabilities	3,256	—	—	3,256
Intercompany liabilities	10,768	82,982	(93,750)	—

Total liabilities	465,931	92,620	(93,750)	464,801

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	665	—	—	665
Treasury stock	(96)	—	—	(96)
Warrants and options	11,745	—	—	11,745
Investment from parent	—	27,925	(27,925)	—
Additional paid-in capital	210,908	—	—	210,908
Accumulated deficit	(179,738)	(8,975)	8,975	(179,738)
Common stock subscription receivable	(22,534)	—	—	(22,534)
Common stock repurchase option	(2,636)	—	—	(2,636)
Common stock held in grantor trusts	(2,847)	—	—	(2,847)
Loans to executive officer	(324)	—	—	(324)

Total stockholders’ equity	15,143	18,950	(18,950)	15,143

Total liabilities and stockholders’ equity	$481,074	$111,570	$(112,700)	$479,944

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004

(Unaudited)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$110,836	$55,956	$17,760	$(13,512)	$171,040
Operating costs and expenses:
Cost of goods sold	72,360	53,486	14,843	(17,178)	123,511
Selling, general and administrative expenses	(4,106)	44,306	4,521	3,666	48,387

Total operating costs and expenses	68,254	97,792	19,364	(13,512)	171,898

Operating income (loss)	42,582	(41,836)	(1,604)	—	(858)
Interest expense	812	10,981	1,006	—	12,799
Interest income	16	—	—	—	16

Income (loss) before income taxes	41,786	(52,817)	(2,610)	—	(13,641)
Provision for income taxes	16,284	(20,433)	(1,035)	—	(5,184)
Equity loss in subsidiaries	33,958	—	—	(33,958)	—

Net loss	$(8,456)	$(32,384)	$(1,575)	$33,958	$(8,457)

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003

(Unaudited)

	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$94,305	$24,630	$(14,916)	$104,019
Operating costs and expenses:
Cost of goods sold	56,989	24,471	(16,710)	64,750
Selling, general and administrative expenses	27,682	2,719	1,794	32,195

Total operating costs and expenses	84,671	27,190	(14,916)	96,945

Operating income (loss)	9,634	(2,560)	—	7,074
Interest expense	9,032	141	—	9,173
Interest income	568	—	—	568

Income (loss) before income taxes	1,170	(2,701)	—	(1,531)
Provision for income taxes	326	(1,024)	—	(698)
Equity loss in subsidiaries	1,677	—	(1,677)	—

Net loss	$(833)	$(1,677)	$1,677	$(833)

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

(Unaudited)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$435,189	$232,659	$46,527	$(120,797)	$593,578
Operating costs and expenses:
Cost of goods sold	268,979	182,438	41,298	(99,939)	392,776
Selling, general and administrative expenses	100,223	50,660	8,127	(20,858)	138,152

Total operating costs and expenses	369,202	233,098	49,425	(120,797)	530,928

Operating income	65,987	(439)	(2,898)	—	62,650
Interest expense	21,626	10,827	1,875	—	34,328
Interest income	388	—	—	—	388

Income before income taxes	44,749	(11,266)	(4,773)	—	28,710
Provision for income taxes	17,004	(7,743)	(1,814)	—	7,447
Equity loss in subsidiaries	6,482	—	—	(6,482)	—

Net income (loss)	$21,263	$(3,523)	$(2,959)	$6,482	$21,263

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(Unaudited) (As Restated)

	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$404,518	$174,064	$(89,748)	$488,834
Operating costs and expenses:
Cost of goods sold	232,263	152,234	(87,195)	297,302
Selling, general and administrative expenses	95,623	18,429	(2,553)	111,499

Total operating costs and expenses	327,886	170,663	(89,748)	408,801

Operating income	76,632	3,401	—	80,033
Interest expense	28,719	428	—	29,147
Interest income	1,522	—	—	1,522

Income before income taxes	49,435	2,973	—	52,408
Provision for income taxes	18,785	2,042	—	20,827
Equity income in subsidiaries	(931)	—	931	—

Net income	$31,581	$931	$(931)	$31,581

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

(Unaudited)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$21,263	$(3,523)	$(2,959)	$6,482	$21,263
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	24,145	—	—	—	24,145
Amortization and write-off of deferred financing fees	4,168	—	—	—	4,168
Deferred income tax expense (benefit)	7,448	—	—	—	7,448
Gain on sale of aircraft	(1,497)	—	—	—	(1,497)
Stock-based compensation for shares held in grantor trust	479	—	—	—	479
Equity (income) loss in subsidiaries	6,482	—	—	(6,482)	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	107,347	13,814	18,205	(120,797)	18,569
Inventories	(98,745)	30,956	(7,390)	99,939	24,760
Prepaid expenses	3,511	4,549	(1,605)	—	6,455
Other assets	(6,687)	6,419	(124)	—	(392)
Accounts payable	(12,796)	(15,044)	(13,985)	—	(41,825)
Accrued expenses	9,631	4,124	7,932	—	21,687
Other operating activities, net	(20,618)	382	547	20,858	1,169

Net cash flows provided by operating activities	44,131	41,677	621	—	86,429

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(12,036)	—	—	—	(12,036)
Payment for acquisition of the Nu-Gro Corporation	(146,698)	—	—	—	(146,698)
Payment for acquisition of United Pet Group	(371,534)	—	—	—	(371,534)
Proceeds from sale of aircraft	2,787	—	—	—	2,787

Net cash flows used in investing activities	(527,481)	—	—	—	(527,481)

Cash flows from financing activities:
Proceeds from borrowings on new senior credit facility	635,000	—	—	—	635,000
Proceeds from issuance of common stock	70,000	—	—	—	70,000
Payments received on loans to executive officer	109	—	—	—	109
Repayment for repurchase of senior subordinated notes	(3,100)	—	—	—	(3,100)
Repayment of borrowings on term debt	(181,827)	—	—	—	(181,827)
Payments for capital lease obligation	(3,938)	—	—	—	(3,938)
Payments for debt issuance costs	(14,922)	—	—	—	(14,922)
Payments for repurchase of preferred stock and accrued dividends	(57,557)	—	—	—	(57,557)
Payments for Bayer transactions for treasury stock	(1,500)	—	—	—	(1,500)
Other financing and intercompany activities	39,590	(41,483)	1,893	—	—

Net cash flows provided by (used in) financing activities	481,855	(41,483)	1,893	—	442,265

Effect of exchange rates on cash and cash equivalents	(4,336)	—	—	—	(4,336)
Net increase (decrease) in cash and cash equivalents	(5,831)	194	2,514	—	(3,123)
Cash and cash equivalents, beginning of period	11,132	281	—	—	11,413

Cash and cash equivalents, end of period	$5,301	$475	$2,514	$—	$8,290

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(Unaudited) (As Restated)

	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$31,581	$931	$(931)	$31,581
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	3,945	8,190	—	12,135
Amortization of deferred financing fees	4,747	—	—	4,747
Deferred income tax expense	18,518	357	—	18,875
Equity income in subsidiaries	(931)	—	931	—
Changes in operating assets and liabilities:
Accounts receivable	52,766	2,312	(89,748)	(34,670)
Inventories	(76,221)	7,297	87,195	18,271
Prepaid expenses and other current assets	(218)	1,498	—	1,280
Other assets	(4,844)	3,222	—	(1,622)
Accounts payable	1,199	(12,167)	—	(10,968)
Accrued expenses	12,098	(4,012)	—	8,086
Other operating activities, net	(3,838)	582	2,553	(703)

Net cash flows provided by operating activities	38,802	8,210	—	47,012

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(6,724)	—	—	(6,724)
Proceeds from sale of WPC product lines	4,204	—	—	4,204

Net cash flows used in investing activities	(2,520)	—	—	(2,520)

Cash flows from financing activities:
Proceeds from additional debt	86,275	—	—	86,275
Proceeds from issuance of common stock	84	—	—	84
Payments received for common stock subscription receivable	2,863	—	—	2,863
Payments received on loans to executive officer	80	—	—	80
Repayment of borrowings on debt	(98,127)	—	—	(98,127)
Payments for capital lease obligations	(445)	—	—	(445)
Payments for debt issuance costs	(2,924)	—	—	(2,924)
Change in book cash overdraft	1,506	—	—	1,506
Other financing and intercompany activities	7,597	(7,597)	—	—

Net cash flows used in financing activities	(3,091)	(7,597)	—	(10,688)

Net increase in cash and cash equivalents	33,191	613	—	33,804
Cash and cash equivalents, beginning of period	10,191	127	—	10,318

Cash and cash equivalents, end of period	$43,382	$740	$—	$44,122